Exhibit 99.1

800 Second Avenue
New York, NY 10017

Tel 212 682 6300
Fax 212 697 0910

Compass Diversified Trust	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Garth Russell
203.221.1703	212.896.1249 / 212.896.1250
jim@compassequity.com	jgoldberger@kcsa.com / grussell@kcsa.com
Compass Group Diversified Holdings LLC and Compass Diversified Trust Declare
Third Quarter 2006 Distribution
Westport, CT, October 3, 2006 Compass Group Diversified Holdings LLC and Compass Diversified Trust (NASDAQ: CODI) announced today that CODI will make a cash distribution of $0.2625 per share to holders of CODI shares, payable on October 19, 2006 to all holders of record as of October 13, 2006.
About Compass Diversified Trust
Compass Diversified Trust and its subsidiary, Compass Group Diversified Holdings LLC, were formed to acquire and manage a group of profitable middle market businesses that are headquartered in North America. Compass’ unique structure provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families.
Compass works with the management teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. Compass’ unique structure allows it to efficiently acquire businesses with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Compass has controlling interests in five businesses: CBS Personnel Holdings, Inc., a human resources outsourcing firm; Crosman Acquisition Corporation, a recreational products company; Compass AC Holdings, Inc., an electronic components manufacturer; Silvue Technologies Group, Inc., a global chemical hardcoatings manufacturer and Anodyne Medical Device, Inc., a leading manufacturer of medical support surfaces. Compass Diversified Trust completed its initial public offering on May 16, 2006. To find out more about Compass Diversified Trust, please visit www.compassdiversifiedtrust.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Compass and/or its subsidiaries. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Forms 10Q filed by Compass with the Securities and Exchange Commission and other filings with the Securities and Exchange Commission. Compass undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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